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                                  EXHIBIT 12.1

                       AMERICA WEST HOLDINGS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                              NINE MONTHS ENDED                       YEAR ENDED DECEMBER 31,
                                                SEPTEMBER 30,    -----------------------------------------------------------------
                                                    2003             2002          2001          2000         1999         1998
                                              -----------------  -----------   -----------   -----------  -----------  -----------
                                                                                (RESTATED)
Computation of earnings:
Income (loss) before income taxes
   and extraordinary item...................  $          50,608  $  (214,757)  $  (324,387)  $    24,743  $   206,150  $   194,346

Add:
   Interest expense including
       amortization of debt expense.........             57,504       72,445        27,456        16,193       23,387       27,170
   Interest portion of rent expense.........            101,177      136,455       152,392       142,252      121,722      110,125
                                              -----------------  -----------   -----------   -----------  -----------  -----------
Income (loss), as adjusted..................  $         209,289  $    (5,857)  $  (144,539)  $   183,188  $   351,259  $   331,641
                                              =================  ===========   ===========   ===========  ===========  ===========

Computation of fixed charges:
Interest expense including
    amortization of debt expense............  $          57,504  $    72,445   $    27,456   $    16,193  $    23,387  $    27,170
Interest portion of rent expense............            101,177      136,455       152,392       142,252      121,722      110,125
Capitalized interest........................              1,133        2,958        12,509         9,026        6,100        4,852
                                              -----------------  -----------   -----------   -----------  -----------  -----------

Fixed charges...............................  $         159,814  $   211,858   $   192,357   $   167,471  $   151,209  $   142,147
                                              =================  ===========   ===========   ===========  ===========  ===========

Ratio of earnings to fixed charges(1)(2)....               1.31           --            --          1.09         2.32         2.33

(1) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(2) Earnings for the year ended December 31, 2002 and 2001 were inadequate to cover fixed charges by $217.7 million and $336.9 million, respectively.